Exhibit 10.1

SHARE EXCHANGE AGREEMENT

by and among

Novo Integrated Sciences, Inc.

PRO-DIP, LLC

PRO-DIP, LLC Members

i

ii

Company Disclosure Schedule

PD Disclosure Schedule

SCHEDULES and EXHIBITS

Schedule 1	Purchase Price Allocation
Schedule 2	Assumed Liabilities
Schedule 3	Excluded Assets
Schedule 4	Inventory
Schedule 5	Immovables
Schedule 6	Books and Records
Schedule 7	Prepaid Expenses

Exhibit A	PRO-DIP, LLC Member Unit Ownership, Company Common Stock Allocation Ledger, and Adjusted Purchase Price Calculation

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SHARE EXCHANGE AGREEMENT

Dated as of May 11, 2021

This Share Exchange Agreement (the “Agreement”) is entered into as of the date first set forth above (the “Closing Date”) by and between (i) Novo Integrated Sciences, Inc., a Nevada corporation (“Buyer”), (ii) PRO-DIP, LLC, a New York State limited liability company, (“PD” or “PD Business”), (iii) Peter St. Lawrence, a 50% unit ownership member of PD (“PL”), and (iv) George St. Lawrence, a 50% unit ownership member of PD (“GL”) and, collectively PL, GL, and PD (the “Sellers”).

Each of the Buyer, PD, PL, GL Sellers may be referred to herein individually as a “Party” and collectively as the “Parties.” The Buyer may be referred to herein as the “Company”. The PD unit ownership Members (as hereinafter defined) the Sellers, and PD collectively may be referred to herein as the “PD Parties”.

RECITALS

WHEREAS, Buyer is a public company, the common stock, $0.001 par value per share (the “Common Stock”), of which is registered under the Securities Act, which files periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, PD is in the business of providing nutritional oral energy and medicinal supplement pouches through a proprietary process (“Business”) and operates the business at the following location:

6090 Monterey Rd. Unit 204

San Jose, California 95138

; and

WHEREAS, PL holds 50% ownership of all PD units; and

WHEREAS, GL holds 50% ownership of all PD units; and

WHEREAS, the Buyer and the Sellers agree to enter into this definitive Share Exchange Agreement resulting in the Buyer having total unit ownership interest in PD and PL and GL individually, receiving Common Stock in the Buyer; and

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants, agreements, representations, warranties and indemnities of the Parties herein contained and the mutual benefits to the Parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. DEFINITIONS

Section 1.01 Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Adjusted Purchased Price” has the meaning set forth in Section 2.01.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” means this Share Exchange Agreement, dated May 11, 2021.

“Annual Financial Statements” means the unaudited balance sheet, statements of operations, change in equity and cash flows of PD through the fiscal year ended June 30, 2020.

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, provincial or local.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada (in the case of the Company) or New York (in the case of the Sellers) are closed for regular business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Shares” means 189,796 restricted shares of Common Stock of the publicly traded Buyer, represented by the trading symbol “NASDAQ:NVOS”.

“Closing Date” has the meaning set forth in Section 2.05.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Controlled Assets” means the assets in use by PD in the process of developing and executing on the business objectives as defined in section 2.03.

“Currency” delineation for this Agreement, unless delineated in CAD, all amounts expressed using the symbol “$” or “dollar” refer to the lawful money of the United States.

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Schedule 3, attached hereto.

“Financial Statements” means Annual Financial Statements and the Interim Financial Statements.

“GAAP” means generally accepted accounting principles in effect from time to time for financial reporting in the United States applied in a consistent manner from period to period.

“Governmental Authority” means any federal, state, provincial, local, municipal, domestic, foreign or multinational government, court, arbitrator, regulatory, administrative or other agency, commission or authority or other governmental entity, instrumentality, department, division, unity branch or authority.

“Indemnified Party” has the meaning set forth in Article IX.

“Indemnifying Party” has the meaning set forth in Article IX.

“Interim Balance Sheet Date” means June 30, 2020.

“Interim Financial Statements” means unaudited for the period after the Annual Financial Statements of June 30, 2020 through to December 31, 2020.

“Intellectual Property” means, collectively, all industrial and intellectual property rights and all rights associated therewith, throughout the world, including patents and patent applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items, copyrights, copyright registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary process and formulae, software source code and object code, testing code, build scripts, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, development journals or logs, programmers’ notes, memoranda and records, and all rights in databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, all rights to any Actions of any nature available to or being pursued by PD relating to the foregoing and all tangible embodiments of the foregoing.

“Inventories” means any product relating to the Business that is held for sale by the Seller and any materials, held by PD in connection with the sale of products, whether or not located on the Seller’s premises, on consignment to a third party or in possession of sub-contractors, in transit or in storage.

“Knowledge of PD” and similar phrases means the knowledge of PD, or any of them, after reasonable inquiry.

“Law” means any domestic or foreign, federal, state, provincial, municipal or local law, statute, ordinance, code, rule, or regulation having the force of law.

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“Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, known or unknown, and whether due or to be become due, including those arising under any Legal Requirement and those arising under any Contract.

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Letter of Intent” (“LOI”) means the letter the Parties agreed to, dated December 21, 2020, as amended on March 1, 2021 and April 30, 2021,which generally recorded the terms and conditions of a definitive agreement between the Parties for Acenzia Inc. to acquire 100% of Pro-Dip LLC.

“LOI Effective Date” means December 21, 2020.

“Losses,” in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly as a consequence of such matter.

“Management Agreement” means a management agreement between the Buyer and Peter St. Lawrence.

“Material Adverse Effect” or “Material Adverse Change” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business.

“Material Contract” means any contract, agreement, franchise, license agreement, debt instrument or other commitment to which any Party is a Party or by which it or any of its assets, products, technology, or properties are bound and which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least ten thousand dollars ($10,000).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“PD Purchased Units” means all Pro-Dip, LLC units representing 100% ownership of PD.

“Permitted Encumbrances” means (i) Liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made; ii) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of value of the property; (iii) inchoate liens claimed or held by any government authority or a public utility in respect of the payment of taxes or utilities not yet due and payable; and (iv) the reservations in any original grants from governmental authorities of any real property or interest therein which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the PD Business.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

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“Purchased Assets” means all of the units of PD including assets as defined in section 2.03.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchase Price Allocation” has the meaning set forth in Section 2.02.

“Related Party” means, (A) with respect to a particular individual: (i) the individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); (B) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (iv)any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and, for purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Rule 144” means Rule 144 of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning as set forth in the Preamble.

“PD Members” means all of the parties that have 100% ownership of PD units as set forth in Exhibit A hereto.

“Tax(es)” means any federal, state, provincial, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

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“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 9.03.

“Transaction Documents” means, collectively (i) this SEA; (ii) the Management Agreement; (iii) Non-Compete Agreements; and (iv) any other agreements, instruments and documents required to be delivered at the Closing.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires, in this Agreement:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement,
(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice- versa,
(c)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement,
(d)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”,
(e)	words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever,
(f)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement,
(g)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity,
(h)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof,
(i)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including”,
(j)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time, and
(k)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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(l)	unless otherwise expressly provided, all accounting terms, determinations and computations used in this Agreement shall be interpreted and all financial information shall be prepared in accordance with GAAP from time to time, consistently applied.

Article II. SHARE EXCHANGE

Section 2.01 Purchase Price. The aggregate purchase price (the “Purchase Price”) payable to the Sellers, by the Buyer, for the PD Purchased Units shall be $800,000. The Adjusted Purchase Price shall be calculated by subtracting the Assumed Debt Liabilities total, listed on Schedule 2, and crediting the Pre-Paid Expense credits, listed on Schedule 7, attached hereto, from the Purchase Price. The Adjusted Purchase Price is $755,385 as calculated on Exhibit A, attached hereto. The Adjusted Purchase Price shall be paid via the delivery of Buyer Shares as set forth in Section 2.04 herein. Prior to Closing, the Seller shall pay off all liabilities, other than the Assumed Debt Liabilities listed on Schedule 2, attached hereto.

Section 2.02 Purchase Price Allocation. The Purchase Price shall be allocated as set forth in Schedule 1, attached hereto. The Parties shall each file Form 8594 as required under Code Section 1060, if applicable, or any other applicable tax filing. The Parties shall prepare their respective federal, provincial, state and local tax returns in a manner consistent with the Allocation of Transaction Value unless prohibited by applicable law.

Section 2.03 Purchased and Controlled Assets. On the terms and subject to the conditions of this Agreement, the Sellers agree to sell, assign and transfer to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, and Buyer agrees to purchase from the Sellers, effective as of the Closing Date, all of the Sellers right, title and interest in and to all of the following assets and the rights, privileges, claims and properties of any kind whatsoever that are related thereto, whether owned or leased, real or personal, tangible or intangible, of every kind and description and wheresoever situated, as a going concern other than the assets specifically included in the Excluded Assets (collectively, the “Purchased Assets”) as follows:

(a)	all Inventories of the PD Business as listed in Schedule 4, attached hereto,

(b)	all Immovables including, without limitation, all leaseholds, improvements and fixtures owned by PD and Sellers, including immovables for which the PD or the Sellers have an option to purchase for the PD Business, the whole as more fully described in Schedule 5, attached hereto,

(c)	all Books and Records and documentation of the PD Business relating to the Purchased and Controlled Assets, including data in any software as set out in Schedule 6, attached hereto,

(d)	all Prepaid Expenses as listed in Schedule 7, attached hereto,

(e)	all Licenses and the rights thereunder,

(f)	all equipment located at PD Business location (the “Location”) including, without limitation:

	i.	maintenance items, in store materials, handling equipment, accessories and supplies,

	ii.	all equipment and tools in the possession of sub-contractors or other third parties; and

	iii.	machinery and equipment which may fall into the category of immoveable,

(g)	all data processing equipment and software programs including, without limitation, software programs, other than those included in the Excluded Assets, located at the Location,

(h)	all licenses and permits of the PD Business and all licenses and permits required by government or regulatory authorities, to the extent transferable, and all rights of the PD Business against third parties (including all rights in connection with third party guarantees, warranties and representations); unfilled orders, customer contracts and outstanding quotations in connection with the PD Business;

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(i)	all PD Business IP Rights,

(j)	all rights to the name “Pro-Dip” and any other names or marks used or in use or contemplated for use in or related to the PD Business,

(k)	all furniture, furnishings, fixtures and office equipment located at the Location,

(l)	all rights and interest in the telephone number(s) of the PD Business,

(m)	All customer lists containing the names, addresses and telephone numbers of all customers of PD,

(n)	All rights of PD and the Sellers under express or implied warranties from PD and Sellers and service providers with respect to the Purchased and Controlled Assets, to the extent transferable,

(o)	All stationery, forms and office supplies used in connection with the Purchased and Controlled Assets,

(p)	All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the PD and the benefit of all security for such accounts, notes and debts relating to the PD Business and accruing on or after the Closing Date and remain outstanding (the “Accounts Receivable”),

(q)	All rights to reimbursement and proceeds of insurance in respect of tangible personal property, plants, buildings, structures, improvements and appurtenances to realty, immovable property and fixtures (including fixed machinery and fixed equipment) used in connection with the Purchased and Controlled Assets which are damaged or destroyed in whole or in part on or before after the Closing Date,

(r)	All of PD’s right, title and interest in, to and under all Contracts between PD and any other party or parties and under Contracts which have been acquired by the PD Parties through assignment or in any other manner related to the Purchased and Controlled Assets, whether or not disclosed or required to be disclosed herein, including, without limitation, all existing customer Contracts (the “Customer Contracts”), service contracts, maintenance agreements, insurance contracts, agreements with models, agreements with employees, agreements with suppliers and equipment leases and all other claims, rights and causes of action of PD against third parties, in each case arising after the Closing Date,

(s)	All advertising, sales promotion and marketing materials used by PD in the PD Business including, without limitation, brochures, catalogs, form letters, videos, results of marketing and advertising studies and customer surveys, sample merchandise, photographs and displays and those included in Documentation,

(t)	Any other assets, properties, rights and claims of whatever nature not specifically included in the Purchased and Controlled Assets, including, without limitation, the goodwill of the Business that is necessary to or will facilitate the operation of the Business, other than the Excluded Assets; and

Section 2.04 The Exchange.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined herein), Buyer shall issue and deliver the Buyer Shares, in favor of the Sellers to be apportioned between the Sellers as set forth on Exhibit A, attached hereto. The number of shares is based on the Adjusted Purchase Price divided by the Company Common Stock per share price of $3.98, effective as of the date of the LOI. However, it is understood and agreed that the number of Buyer Shares to be delivered at Closing is fixed and shall not be affected by any change in the current market value of the Buyer restricted Common Stock. The Buyer Shares shall be issued free and clear of all liens, pledges, encumbrances, charges, or known claims of any kind, nature, or description.

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(b)	The Sellers represent that the PD Members, directly hold an aggregate of 100% of Pro-Dip LLC units and any and all other ownership interest in the PD Business. The Sellers shall arrange for the sale, assignment, transfer and delivery to Buyer, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, unless otherwise agreed upon full and complete ownership of the assets and the PD Purchased Units, except as provided for under Schedule 3 (Excluded Assets).

(c)	The exchange as set forth in Section 2.04 (a) through (c), is subject to the other terms and conditions herein, is referred to herein as the “Exchange.”

Section 2.05 Closing. The closing of the Agreement (the “Closing”) shall occur upon the mutual agreement of the Parties that all closing conditions have been met, (the “Closing Date”). Prior to the Closing Date, the Parties shall have either been satisfied with or provided their waiver (by the Party for whose benefit the conditions exist) of the conditions to Closing set forth in Article VI, at the offices of Novo Integrated Sciences, 11120 NE 2nd St, Suite 100, Bellevue, WA 98004 at 4:00 p.m. EST, or at such other date, time, or place as the Parties may agree. At the Closing:

(a)	Buyer shall deliver the Buyer Shares to the Sellers in accordance with Section 2.04 (a) through (d); and
(b)	The Buyer and the PD Sellers shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby; and
(c)	On the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement, including the conveyance of the Purchased and Controlled Assets shall take place at the location defined in this Section 2.05 on the Closing Date.

Section 2.06 Tax Consequences. For U.S. federal income tax purposes, the Exchange is not intended to be a “reorganization” within the meaning of the Code and the Treasury Regulations. Each Party is responsible for their own taxable consequences as a result of the Exchange.

Section 2.07 Conveyance Taxes. The respective beneficiaries will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

Article III. ASSUMPTION OF LIABILITIES

Section 3.01 Assumption of Certain Liabilities by Buyer.

(a)	On the terms and subject to the conditions of this Agreement, Buyer agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Time of Closing, all obligations and liabilities of the Sellers existing as of the Closing Date (the “Assumed Liabilities”) under:

i.	obligations to customers under or relating to the existing Customer Contracts set forth on the PD Disclosure Schedule, attached hereto, in each case arising subsequent to the Time of Closing.

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ii.	the licenses, permits, approvals, consents, registrations, certificates and other authorizations described in the PD Disclosure Schedule.
iii.	the Contracts set forth in the PD Disclosure Schedule.
iv.	the Leases set forth in the PD Disclosure Schedule.
v.	the trade accounts payable and accrued expenses of the Business set forth in the PD Disclosure Schedule and the Assumed Liabilities Schedule.

Section 3.02 No Other Liabilities Being Assumed.

(a)	Nothing in this Agreement shall be interpreted as Buyer assuming any other Liability of PD or the Sellers, and any Related Party, (including any amounts owing by PD and the Sellers to any Related Party) other than the Assumed Liabilities (all such other Liabilities not assumed by Buyer being the “Excluded Liabilities”). The Sellers shall indemnify and save Buyer harmless for any Excluded Liabilities which accrued in full prior to the Closing Date and for which Buyer may incur liability as a result of acquiring the Purchased or Controlled Assets or operating the PD Business.

(b)	Notwithstanding the foregoing, Buyer may satisfy any obligation of PD, and any Related Party, which accrued in full prior to the Closing Date and is not assumed by Buyer hereunder if Buyer is required to do so by law or by order of any court or regulatory authority having jurisdiction over it or if a claim is made against it and it determines in good faith after consulting with the Sellers, but in its sole discretion to satisfy any such obligation for valid business reasons and, in any such case, the Sellers shall indemnify and save Buyer harmless forthwith following demand for any Loss incurred by Buyer in connection therewith.

Article IV. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PD PARTIES

Except as set forth in the PD Disclosure Schedule, attached hereto, referencing the applicable Section of this Article IV to which such disclosure relates, each of the Sellers represents and warrants to the Company as follows and acknowledges that Buyer is relying on such representations and warranties in connection with its purchase of the Purchased and Controlled Assets and the other transactions contemplated by this Agreement.

Section 4.01 Corporate Existence and Power. PD is a New York limited liability company duly organized, validly existing, and in good standing under the Laws of the State of New York, USA, and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Sellers have delivered to the Company complete and correct copies of the organizational documents of PD as of the Closing Date (the “PD Organizational Documents”). PD and the Sellers have full legal power and authority to carry on the PD Business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Except as set forth in the PD Disclosure Schedule, the Sellers do not have any subsidiaries or direct or indirect interest (by way of stock ownership, partnership ownership, joint venture ownership, or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the PD Organizational Documents, or, to the best of Seller’s knowledge, (ii) any applicable Law. PD and the Sellers have taken all actions required by Law, the PD Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated. This Agreement has been duly executed and delivered by PD and the Sellers and upon its execution and delivery will constitute a valid and legally binding agreement in accordance with its terms.

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Section 4.03 No Other Agreement to Purchase. No person or entity, other than the Buyer, has any written or oral agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Sellers of any of the Purchased and Controlled Assets, other than pursuant to normal purchase orders for inventory accepted by the PD in the ordinary course of the PD Business.

Section 4.04 No Violation. The execution and delivery of this Agreement and the Transaction Documents by PD and the Sellers and the consummation of the transactions herein and therein provided for will not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of PD and the Sellers under (whether after giving notice, lapsed time or otherwise): (i) any Contract to which PD and Sellers are a party or by which any of them or their properties are bound; (ii) any provision of the constituting documents of PD and Sellers; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over PD and Sellers; (iv) any license, permit, approval, consent or authorization held by PD and Sellers or necessary to the operation of the PD Business; (v) any applicable Legal Requirement; and (vi) the creation or imposition of any Encumbrance on any of the Purchased and Controlled Assets.

Section 4.05 Valid Obligation. This Agreement and all agreements and other documents executed by PD and Sellers in connection herewith constitute the valid and binding obligations of PD and Sellers, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.06 Purchased and Controlled Assets. The Purchased Assets are owned by the Sellers as the sole legal and beneficial owners thereof, with a good and marketable title thereto, or PD have a valid leasehold interest in, or license of, or right to use, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible, including the right to any commissions associated with the PD Business) which are shown on the Interim Balance Sheet, or which are used by PD in the Business. No Related Party owns any properties or assets (whether real, personal, or mixed and whether tangible or intangible) which are used in the PD Business. Upon Closing, Buyer will have the same good and marketable title to, or a valid leasehold interest in, or license of, or right to use free and clear of all Encumbrances (other than Permitted Encumbrances), all the Purchased and Controlled Assets which are sufficient to operate the PD Business in the manner conducted on the Interim Balance Sheet Date; and will be entitled to and enjoy all the same rights and benefits of such assets as enjoyed by PD and Sellers immediately prior to the Closing.

Section 4.07 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by any PD Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.08 Real Property. PD and Sellers do not own any real property used in connection with the Purchased Assets.

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Section 4.09 Leased Premises. PD and Sellers are not a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, other than the lease(s) (the “Leases”) described in Section 4.10 of the PD Disclosure Schedule relating to the Leased Premises. PD occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises. Each of the Leases is in good standing and in full force and effect and will be continued to be kept so up to and including the Time of Closing and neither PD nor, to the Knowledge of PD, any other party thereto, is in breach of any covenants, conditions or obligations contained therein. PD and Sellers have provided a true and complete copy of each Lease and all amendments thereto to Buyer.

Section 4.10 Intellectual Property:

(a)	Section 4.10 of the PD Disclosure Schedule sets forth a complete and correct list of all of the (i) registrations, issuances, and pending applications for Intellectual Property that are owned by PD and Sellers, including all patents, trademarks, copyrights, Internet domain names, and applications for any of the foregoing; (ii) software owned by PD and Sellers; and (iii) material unregistered Intellectual Property that are owned by PD and Sellers.

(b)	All maintenance fees for Intellectual Property that are owed by PD and Sellers have been or will be paid through the Closing Date, and there are no judgments, rulings, or agreements that affect the validity, enforceability, ownership, or scope of rights, with respect to any Intellectual Property owned by PD and Sellers.

(c)	The Parties own and possess free and clear of all Encumbrances (except Permitted Encumbrances), all right, title, and interest in and to the Intellectual Property owned by PD and Sellers as set forth in Section 4.10 of the PD Disclosure Schedule and owns and possesses free and clear of all Encumbrances (except Permitted Encumbrances), all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license agreement as set forth in Section 4.10 of the PD Disclosure Schedule, all Intellectual Property used in or necessary for the operation of Business as currently conducted (collectively, the “Owned IP Rights”).

(d)	Except for shrink-wrap licenses and other licenses for off-the-shelf software, Section 4.10 of the PD Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements or permissions used in the conduct of the business of PD as of the date hereof under which PD and Sellers pay annual license fees in excess of $1,000 per year (“Licensed IP Rights; and together with the Owned IP Rights, other than as set from on the PD Disclosure Schedule, attached hereto, (the “PD IP Rights”), true and complete copies of which have been delivered or made available to Buyer. Each of the Licensed IP Rights is in full force and effect, and, to the Knowledge of PD and Sellers, there is no default or breach thereunder by any party thereto.

(e)	No written claim has been brought or made against PD and Sellers, and, to the Knowledge of PD and Sellers, no facts exist that would support a claim (i) alleging that the Purchased and Controlled Assets infringes on or misappropriates the Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of PD IP Rights; or (iii) opposing or attempting to cancel PD IP Rights.

(f)	PD and Sellers have not made any claim, received any notice of, or has any knowledge of, any infringement, misappropriation, interference, or conflict, with respect to any of PD IP Rights by any third party.

(g)	Following the Closing Date, PD IP Rights will be owned by or available for use by Buyer on terms and conditions identical to those under which PD and Sellers owned or used PD IP Rights immediately prior to the Closing, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that PD and Sellers would otherwise be required to pay.

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(h)	PD and Sellers maintain commercially reasonable policies and procedures regarding data security, privacy, data transfer and the use of data (including relating to the cross-border transfer of data) that ensure that the operation of the PD Business is in compliance with all applicable laws and any rules, regulations, standards, policies, manuals, and procedures of any applicable industry associations, including payment card associations. The operation of such business is and has been in material compliance with all such policies and procedures and with all contractual requirements pertaining to data privacy and data security.

(i)	As it relates to the PD Business, PD’s data, privacy and security practices conform to all of the Privacy Laws, Privacy Policies and PD Data Agreements. PD has at all times, as it relates to Business: (i) provided adequate notice and obtained any necessary consents from end users required for the Processing of Personal Data as conducted by or for PD and (ii) abided by any privacy choices (including opt-out preferences) of end users relating to Personal Data (such obligations along with those contained in Privacy Policies, collectively, “Privacy Commitments”). None of the (execution, delivery and performance of this Agreement, (the delivery, by PD and Sellers, to Buyer of any information relating to Business customers and users of its databases will independently cause, constitutes or result in a breach or violation or any Privacy Laws or Privacy Commitments or any PD Data Agreements or standard terms of service entered into by customers of the Business.

(j)	PD has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with Privacy Laws and Privacy Commitments that are designed to protect PD Data against accidental or unlawful use. To the Knowledge of PD and Sellers, no security breach, security incident or violation of any data security policy in relation to PD Data has occurred or is threatened.

(k)	Section 4.10 of the PD Disclosure Schedule contains a complete list of notifications and registrations made by PD and Sellers under Privacy Laws with relevant Governmental Authorities in connection with PD’s Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up and the consummation of the Buyer will not invalidate such notification or registration or require such notification or registration to be amended.

Section 4.11 Insurance. PD and Sellers have the Purchased and Controlled Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. Section 4.11 of the PD Disclosure Schedule sets forth all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by PD and Sellers on the Purchased and Controlled Assets or personnel as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased and Controlled Assets. PD and Sellers are not in default with respect to any of the provisions contained in any such insurance policy and have not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. PD and Sellers have provided a true copy of each insurance policy referred to in this Section 4.11 of the PD Disclosure Schedule to the Company.

Section 4.12 No Expropriation. No part of the Purchased and Controlled Assets have been taken or expropriated by any federal, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced, nor are PD and Sellers aware of any intent or proposal to give any such notice or commence any such proceedings.

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Section 4.13 Contracts. Section 4.13 of the PD Disclosure Schedule sets forth a true and complete list of each Contract to which PD and Sellers are a party involving the payment of consideration in excess of Two Thousand Dollars ($2,000.00), not including the Leases but including Customer Contracts. There are no agreements or understandings between PD and Sellers and any customer of any kind or nature, including, without limitation, agreements with respect to refunds, credits, allowances, discounts or free services or products. No consent of any party to any Contract is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or for the assignment of any Contract to Buyer. To the Knowledge of PD and Sellers:

(a)	PD and Sellers have performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Purchased and Controlled Assets or Business to which it is a party or by which it is bound; and

(b)	all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing.

Section 4.14 Compliance with Legal Requirements; Licenses. PD and Sellers have complied with all Legal Requirements applicable to the Purchased and Controlled Assets or the PD Business. Section 4.14 of the PD Disclosure Schedule sets forth a complete and accurate list of all licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, and all applications therefor (the “Licenses”) held by or granted to PD and Sellers, and there are no other licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Business or to own or lease any of the Purchased and Controlled Assets. Each License is valid, subsisting and in good standing and PD and Sellers are not in default or breach of any License and, to the Knowledge of PD and Sellers, no proceeding is pending or threatened to revoke or limit any License. PD and Sellers have provided a true and complete copy of each License and all amendments thereto to the Buyer.

Section 4.15 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval (“Governmental Approvals”) of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Contract relating to the Purchased and Controlled Assets to which PD and Sellers are a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement.

Section 4.16 Financial Statements. The Annual Financial Statements and the Interim Financial Statements (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, subject to adjustment in the case of the Annual Financial Statements based on the financial information provided by PD and Sellers, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the PD Business as at the respective dates of the Financial Statements and the sales, earnings and results of operations of the PD Business for the respective periods covered by the Financial Statements. As at the date hereof, there has not been any adverse change to the financial position and condition of the PD Business as compared to that shown on or reflected in the Financial Statements. PD and Sellers have provided true and complete copies of the Financial Statements to the Buyer.

Section 4.17 Books and Records. The books and records of the PD Business fairly and correctly set out and disclose, in accordance with generally accepted accounting principles, the financial position of the PD Business as at the date hereof, and all financial transactions of the PD Business relating to the Purchased and Controlled Assets have been accurately recorded in such books and records.

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Section 4.18 Absence of Changes. Since the Interim Balance Sheet Date, the Purchased and Controlled Assets have been utilized by PD and Sellers only in the ordinary and normal course consistent with past practice and there has not been:

(a)	any Material Adverse Effect,

(b)	any damage, destruction or loss (whether or not covered by insurance) affecting the Purchased and Controlled Assets,

(c)	any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by PD and Sellers, in connection with the Purchased and Controlled Assets, other than those incurred in the ordinary and normal course of the PD Business and consistent with past practice,

(d)	any payment, discharge or satisfaction of any Encumbrance, liability or obligation of PD and Sellers in relation to the Purchased and Controlled Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course of business consistent with past practice,

(e)	any labor trouble adversely affecting the Purchased and Controlled Assets or the PD Business,

(f)	any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased and Controlled Assets, other than sales of inventory to customers in the ordinary and normal course of the PD Business,

(g)	any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof relating to the Purchased and Controlled Assets in amounts exceeding Two Thousand Dollars ($2,000) in each instance or Ten Thousand Dollars ($10,000) in the aggregate,

(h)	any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Purchased and Controlled Assets in amounts exceeding Two Thousand Dollars ($2,000) in each instance or Ten Thousand Dollars ($10,000) in the aggregate,

(i)	any sale, assignment, license or other transfer of any Intellectual Property, other than in the ordinary and normal course of business,

(j)	any general increase in the compensation of employees of PD involved in the Purchased and Controlled Assets (including, without limitation, any increase pursuant to any employee plan or commitment), or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof (having an annual salary or remuneration in excess of Twenty Five Thousand Dollars ($25,000)) or the execution of any employment contract with any officer or employee (having an annual salary or remuneration in excess of Forty Thousand Dollars ($40,000)), or the making of any loan to, or engagement in any transaction with, any employee, partner or representative of PD in relation to the PD Business,

(k)	any capital expenditures or commitments relating to the Purchased and Controlled Assets or PD Business in excess of Five Thousand Dollars ($5,000) in each instance or Twenty Thousand Dollars ($20,000) in the aggregate,

(l)	any forward purchase commitments in excess of the requirements of the PD Business for normal operating inventories or at prices higher than the current market prices,

(m)	any forward sales commitments other than in the ordinary and normal course of the PD Business or any failure to satisfy any accepted order for goods or services,

(n)	any change in the accounting or tax practices followed by PD and Sellers including any material Tax elections,

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(o)	any change adopted by PD and Sellers in its depreciation or amortization policies or rates,

(p)	any change in the credit terms offered to customers of, or by suppliers to, the PD Business,

(q)	any dividend declared, set aside or paid by PD and Sellers or any other distribution by PD and Sellers with respect to its general partnership,

(r)	any delay or postponement of the payment of accounts payable outside the ordinary course of the PD Business; or

(s)	any charge of any fees to customers by electronic transfer in advance of their normal due dates.

Section 4.19 Non-Arm’s Length Transactions. Since the Interim Balance Sheet Date, PD and Sellers have not made any payment or loan to or borrowed any moneys from or is otherwise indebted to, any Related Party, except as disclosed on the Financial Statements and except for usual employee reimbursements and compensation paid in the normal ordinary course of the Business. Except for Contracts of employment, PD and Sellers are not a party to any Contract, nor has it engaged in any transaction with any Related Party, except as contemplated by this Agreement. No Related Party:

(a)	owns, directly or indirectly, any interest in (except for shares representing less than one per cent (1%) of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee, partner, or consultant of, any person which is, or is engaged in business as, a competitor of the Purchased and Controlled Assets or a lessor, lessee, supplier, distributor, sales agent or customer of the PD Business,

(b)	owns, directly or indirectly, in whole or in part, any property that the PD Business uses in the operations of the PD Business; or

(c)	has any cause of action or other claim whatsoever against, or owes any amount to PD and Sellers in connection with the Purchased and Controlled Assets, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under employee plans.

Section 4.20 Tax Matters. All federal, state, provincial, county, local and foreign taxes, including without limitation, income, gross receipts, excise, import, ad valorem, property, franchise, license, sales, use, payroll, severance and windfall profits taxes, including any penalty, addition to tax, interest, assessment or other charge imposed thereon (collectively, “Taxes”), due and payable by PD and Sellers for any period ending prior to the Closing Date have been paid in ful1, except for those current taxes not yet due. There are no federal, state provincial, or local tax Encumbrances upon any of the Purchased and Controlled Assets, and the Purchased and Controlled Assets will be conveyed to Buyer free and clear of all such Encumbrances. All Tax Returns required to be filed by or with respect to the PD Business prior to the Closing Date have been filed and all Taxes due as shown thereon have been paid. All such Tax Returns are true, correct and complete and accurately set forth all items to the extent required to be reflected or incurred in such Tax Returns by applicable Legal Requirements. No issues have been raised (or are currently pending) by any Governmental Authority the adverse determination of which could result in an Encumbrance upon the Purchased Assets. No waivers of statutes of limitations as to any tax matters have been given or requested with respect to PD and Sellers. PD and Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party and no person treated as an independent contractor has been reclassified as an employee by any governmental authority. PD and Sellers are not a party to any Tax allocation or Tax sharing agreement. There is no obligation to file Tax Returns in any jurisdiction in which PD and Sellers currently are not filing such Tax Return.

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Section 4.21 Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of PD and Sellers) pending or, to the Knowledge of PD and Sellers, threatened against or affecting, the Purchased Assets, at law or in equity or before or by any Governmental Authority. PD and Sellers are not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

Section 4.22 Employees and Employee Matters:

(a)	Section 4.22 of the PD Disclosure Schedule sets forth a true and complete list of all officers and directors, employees and independent contractors of the PD Business employed with respect to the PD Business at the Locations. PD has no other employees, independent contractors or agents working at the Locations.

(b)	There are no pending claims by any employee, independent contractor, agent, former employee, independent contractor or agent against PD and Sellers other than for compensation and benefits due in the ordinary course of employment, (ii) there are no pending claims against PD and Sellers arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards, (iii) there are no pending or, to the Knowledge of PD and Sellers, threatened, labor disputes, strikes or work stoppages against PD and Sellers, (iv) to the Knowledge of PD and Sellers, there are no union organizing activities in process or contemplated with respect to the Purchased and Controlled Assets; and (v) there are no workers’ compensation claims of any nature pending against PD and Sellers including, without limitation, settled claims. To the Knowledge of PD and Sellers, there are no unasserted or threatened workers’ compensation claims against PD and Sellers.

(c)	All employees and independent contractors who perform services for PD which require a license have been duly licensed by the applicable governmental agency in the applicable jurisdiction.

Section 4.23 Employee Benefit Plans. Section 4.23 of the PD Disclosure Schedule lists all plans, programs, agreements, commitments, and arrangements maintained by or on behalf of PD and Sellers that provide benefits or compensation to, or for the benefit of, any employee or former employee (the “Plans”). Only employees and former employees (and eligible dependents and beneficiaries of such employees and former employees) participate in the Plans.

Section 4.24 No Liabilities. To the Knowledge of PD and Sellers, there are no liabilities of PD and Sellers, or any Related Party, whether or not accrued and whether or not determined or determinable, in respect of which Buyer may become liable on or after the consummation of the transaction herein provided for, other than the Assumed Liabilities.

Section 4.25 Brokerage. PD and Sellers have not dealt with, and is not obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

Section 4.26 Investment Representations:

(a)	Investment Purpose. As of the Closing Date, the Sellers understand and agree that the consummation of exchange as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Buyer Shares are being acquired for the Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

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(b)	Investor Status. Each of the Sellers is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”), and/or (ii) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act. Each of the Sellers have been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that each seller has requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(c)	Reliance on Exemptions. Each of the Sellers understands that the Buyer Shares are being offered and sold to the Sellers in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Buyer is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of the Sellers to acquire the Buyer Shares.

(d)	Information. The Sellers and their advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Buyer Shares which have been requested by the Sellers or their advisors. The Sellers and their advisors, if any, have been afforded the opportunity to ask questions of the Company. The Sellers understand that their investment in the Buyer Shares involves a significant degree of risk. The Sellers are not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(e)	Governmental Review. Each of the Sellers understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Buyer Shares.

(f)	Transfer or Resale. Each of the Sellers understands that upon receipt of the Buyer Shares (i) the sale or re-sale of the Buyer Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Buyer Shares may not be transferred unless: (a) the Buyer Shares are sold pursuant to an effective registration statement under the Securities Act, (b) each of the Sellers shall have delivered to the Buyer or its lawful representative, at the cost of the Sellers, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Buyer Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Buyer, (c) the Buyer Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Sellers who agree to sell or otherwise transfer the Buyer Shares only in accordance with this Section 4.27 and who is an Accredited Investor, (d) the Buyer Shares are sold pursuant to Rule 144, or (e) the Buyer Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and each of the Sellers shall have delivered to the Buyer, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Buyer; (ii) any sale of such Buyer Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Buyer Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Buyer nor any other person is under any obligation to register such Buyer Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Buyer Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

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(g)	Legends. Each of the Sellers understand that the Buyer Shares, until such time as the Buyer Shares have been registered under the Securities Act or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Buyer Shares.

(h)	Removal. The legend(s) referenced in this Section 4.26 shall be removed and the Buyer shall issue a certificate without such legend to the holder of any Buyer Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Buyer Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides Buyer with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Buyer Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Buyer so that the sale or transfer is affected. Each of the Sellers agrees to sell all Buyer Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

(i)	Residency. As provided for and attested, each of the Sellers represents and warrants to the Buyer that they are a citizen and a resident of the United States.

Section 4.27 Independent Legal Advice. Each of PD and Sellers hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

Article V. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

Buyer represents and warrants to the Sellers and the PD as follows, except as set forth in the Company Disclosure Schedule, attached hereto, referencing the applicable Section of this Article V to which such disclosure related and acknowledges and confirms that PD and Sellers are relying on such representations and warranties in connection with their sale of the Purchased and Controlled Assets, as of the Closing Date, as follows:

Section 5.01 Organization. Buyer is validly existing under the laws of the state of Nevada and has the corporate power to enter into this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder.

Section 5.02 Due Authorization. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by Buyer as applicable and are each a legal, valid and binding obligation of each of them, enforceable against them by PD and Sellers in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

Section 5.03 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Buyers requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

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Section 5.04 No Violation. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation of the transactions herein provided for will not result in (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Buyer under (whether after giving notice, lapsed time or otherwise): (i) any Contract to which Buyer is a party or by which either they or their respective properties are bound; (ii) any provision of the constituting documents or resolutions of the board of directors and stockholders of the Buyer; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over the Buyer; (iv) any license, permit, approval, consent or authorization held by the Buyer or necessary to the operation of their respective businesses; or (v) any applicable Legal Requirement; or (b) the creation or imposition of any Encumbrance on any of their respective assets.

Section 5.05 Capitalization. As of the Closing Date, the Buyer’s authorized capitalization consists of (a) 499,000,000 shares of common stock, par value $0.001 per share (“the Buyer Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding and all of which are undesignated. There are currently 26,299,561 shares of Buyer Common Stock issued and outstanding. Additionally, the Buyer has granted stock options and warrants to purchase 4,237,650 shares of Buyer Common Stock. All issued and outstanding Buyer Common Stock is legally issued, fully paid, non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 5.06 Options or Warrants. Other than as set forth on the Company’s Disclosure Schedules, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company (including, without limitation, rights the value of which is determined with reference to the capital stock or other securities of the Company) or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Common Stock of the Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.07 Valid Issuance of Stock Consideration. The Buyer Common Stock, when issued in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by PD and Sellers or as set forth in the Articles of Incorporation or Bylaws of the Buyer. Assuming the accuracy of the representations of PD and Sellers in this Agreement, the Buyer Common Stock will be issued in compliance with all applicable federal, provincial, and state securities laws.

Section 5.08 Information. The information concerning the Company set forth in this Agreement and the Company Disclosure Schedule is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.09 Absence of Certain Changes or Events. Since the date of this Agreement or such other date as provided for herein:

(a)	there has not been any Material Adverse Change in the business, operations, properties, assets or condition of the Company;
(b)	to its knowledge, the Company has not become subject to any Law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

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Section 5.10 No Conflict with Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a Party or to which any of its assets, properties or operations are subject, which would result in a Material Adverse Effect on the Company.

Section 5.11 Compliance with Laws and Regulations. The Company has complied with all United States federal, state or local or any applicable foreign Laws applicable to the Company and the operation of its business, except where the failure to so comply would reasonably be expected to result in a Material Adverse Effect on the Company.

Section 5.12 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Section 5.13 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.14 SEC Reports; Securities Law Compliance. Buyer is a public company required to file SEC Reports with the SEC and is current in all of its obligations to file such SEC Reports, other than those which are required to be filed following the Closing of the transactions contemplated by this Agreement, which SEC Reports will be filed timely. The SEC Reports filed by Buyer are in material compliance with all requirements of the Exchange Act and all other applicable Legal Requirements. Buyer is in material compliance with all requirements under applicable securities laws of any Governmental Authority.

Section 5.15 Brokerage. Neither Buyer has dealt with, and neither is obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

Article VI. CONDITIONS TO CLOSING

Section 6.01 Condition to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date, of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-Party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Authorities to consummate the transactions contemplated herein.

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Section 6.02 Condition to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)	the Company shall have completed its due diligence investigation of PD and Sellers to the Company’s satisfaction in the Company’s sole discretion.

(b)	at the time of the Closing, PD and Sellers will have no liabilities, contingent or otherwise, unless such liabilities have been specifically agreed to by the Company in writing.

(c)	the Closing shall not result in PD and Sellers being debarred or losing its status with any third-Party or government payor for the provision of medical services.

(d)	The representations and warranties made by PD and Sellers in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement.

(e)	The representations and warranties made by PD and Sellers related to, identified and listed under Schedule 2 (Assumed Liabilities), Schedule 3 (Excluded Assets), Schedule 4 (Inventory), Schedule 5 (Immovables), Schedule 6 (Books and Records), and Schedule 7 (Prepaid Expenses) shall have been true and correct when made and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement.

(f)	All PD assets, identified by PD and Sellers herein, are free and clear of all Encumbrances, other than Permitted Encumbrances, with PD and Sellers having the full right, title, privileges, claims and interest in, whether owned or leased, real or personal, tangible or intangible.

(g)	Each of PD and Sellers shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such PD Parties prior to or at the Closing.

(h)	No Order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

(i)	PD and Sellers shall have each have approved this Agreement and the transactions contemplated herein.

(j)	All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of PD after the Closing Date on the basis as presently operated shall have been obtained.

(k)	The Company shall have received all required regulatory approvals (including Nasdaq) and shareholder approval, if required, in respect of the Transaction.

Section 6.03 Condition to the Obligations of PD and Sellers. The obligations of PD and Sellers to consummate the Closing are subject to the satisfaction (or waiver by any of PD and Sellers), at or before the Closing Date, of the following conditions:

(a)	PD and Sellers shall have completed their due diligence investigation of the Company to PD and Sellers’ satisfaction in their sole discretion.

(b)	The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement.

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(c)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

(d)	No Order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

(e)	The Company’s Board of Directors shall have approved this Agreement and the transactions contemplated herein.

Article VII. CLOSING DELIVERABLES

Section 7.01 Delivery of Books and Records. At the Closing, PD and Sellers shall deliver to the Company, all organizational documents, books of account, contracts, records, and all other books or documents of the PD Business now in the possession of PD and Sellers.

Section 7.02 Third Party Consents and Certificates. The Company and PD and Sellers agree to cooperate with each other in order to obtain any required third-Party consents to this Agreement and the transactions herein contemplated.

Section 7.03 Access to Properties and Records. Prior to the Closing Date, or the earlier termination of the LOI in accordance with its terms, each of the Parties will each afford, to the officers, partners and authorized representatives of the other, full access to the properties, books and records of the Company or PD and Sellers, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or PD and Sellers, as the case may be, as the other shall from time to time reasonably request.

Section 7.04 Actions Prior to Closing. From and after the LOI Effective Date, until the Closing Date and except as set forth in the Company Schedules, if any, or the PD Schedules, or as permitted or contemplated by the LOI and this Agreement, the Company and PD and Sellers, respectively, will each:

(a)	carry on its business in substantially the same manner as it has heretofore.

(b)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty.

(c)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it.

(d)	perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business.

(e)	use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers.

(f)	fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws (including without limitation, the federal securities Laws) and all rules, regulations, and orders imposed by federal or state governmental authorities.

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Section 7.05 Limitations on Actions. From and after the LOI Effective Date until the Closing Date, except as required by this Agreement neither the Company nor PD and Sellers will:

(a)	make any changes in their charter documents, except as contemplated by this Agreement.

(b)	enter into or amend any contract, agreement, or other instrument of any of the types described in such Party’s schedules, except that a Party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.

(c)	sell any assets or discontinue any operations, sell any shares of capital stock or units of ownership or conduct any similar transactions other than in the ordinary course of business.

Section 7.06 Documents to be Delivered by PD and Sellers at the Closing. At the Closing, PD and Sellers shall deliver:

(a)	a Certificate of Status, dated within 7 business days of the Closing Date, certifying the good standing and legal existence of PD and Sellers applicable to this Agreement, issued by the appropriate authority of New York state, and

(b)	the Management Agreement, duly executed by PD and Sellers, and

(c)	the Non-Compete Agreements for Peter St. Lawrence and George St. Lawrence (each a “Non-Compete Agreement”) duly executed, and

(d)	such other documents and items as may reasonably be requested by the Company to effect the transactions contemplated hereunder.

Section 7.07 Documents to be Delivered by Buyer at the Closing. At the Closing, the Company shall deliver to PD and Sellers or certain other parties as set forth herein:

(a)	a certificate of Good Standing from the state of Nevada, dated within 7 business days of the Closing Date, in form and substance satisfactory to PD and Sellers attaching and certifying a certificate of good standing and legal existence., and

(b)	the Buyer Shares as provided for in Section 2.01 through 2.05, and

(c)	the Management Agreement, duly executed by an authorized officer of the Buyer, and

(d)	the Non-Compete Agreements for Peter St. Lawrence and George St. Lawrence duly executed, and

(e)	such other documents and items as may reasonably be requested by PD and Sellers to effect the transactions contemplated hereunder.

ARTICLE VIII. TERMINATION

Section 8.01 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written consent of the Company and each of PD and Sellers, or

(b)	by the Company (i) if the conditions to Closing as set forth in Article VI have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion provided; however, that the Company may not terminate this Agreement pursuant to this Section 8.01 (b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of PD or Sellers contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 6.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by PD and Sellers, applicable, within five (5) Business Days after receipt by PD of written notice thereof from the Company or is not reasonably capable of being cured; or

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(c)	By all of PD and Sellers acting together (i) if the conditions to Closing as set forth in Article VI have not been satisfied or waived by PD and Sellers, which waiver PD and Sellers may give or withhold in their sole discretion; provided, however, that PD and Sellers may not terminate this Agreement pursuant to this Section 8.01 (c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of PD and Sellers; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 6.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by PD Parties or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from PD or is not reasonably capable of being cured; or

(d)	By any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and non-appealable.

Section 8.02 Survival After Termination. If this Agreement is terminated by in accordance with Section 8.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 8.02, Article IX, Article X, Article XI, and Article XII shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

ARTICLE IX. INDEMNIFICATION

Section 9.01 Indemnification of Buyer. PD (the “PD Indemnifying Party”) hereby agree, jointly and severally, to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of PD and Sellers contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third Parties with respect to the business or operations of PD (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) which accrued in full on or prior to the Closing Date.

Section 9.02 Indemnification of PD and Sellers. The Buyer (the “Company Indemnifying Party”) hereby agree, jointly and severally, to indemnify and hold harmless to the fullest extent permitted by applicable law PD and Sellers and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “PD Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any PD Indemnified Party as a result of or in connection with any breach or inaccuracy of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

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Section 9.03 Third Party Claims. With respect to any Third-Party Claims:

(a)	An Indemnified Party shall give the Indemnifying Party prompt notice (an “Indemnification Notice”) of any Third-Party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 9.01 or Section 9.02 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 9.01 or Section 9.02, except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability.

(b)	In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 9.01 or Section 9.02 are applicable to such Action and the Indemnifying Party will indemnify such Indemnified Party in respect of such Action pursuant to the terms of this Article IX and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party’s liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)	If the Indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 9.03 (b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named Parties to any such Third-Party Claim (including any impleaded Parties) include an Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party.

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(d)	If the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 9.03 (b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)	If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 9.03 (b) and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s Income Tax) other than the monetary claim of the third Party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

Section 9.04 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information as the Indemnifying Party may reasonably request. If all Parties agree at or prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Direct Claim, failing which the matter shall be referred to binding arbitration in such manner as the Parties may agree or shall be determined by a court of competent jurisdiction.

Section 9.05 Cooperation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

Section 9.06 Right of Set-Off. The Company is authorized to the fullest extent permitted by law, to set-off and apply any amount owed to it from PD and Sellers hereunder or under any other agreement or arrangement, against any amount which it owes to any of PD and Sellers hereunder.

Section 9.07 Periodic Payments. Any indemnification required by this Article IX for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

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Section 9.08 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-Party reimbursement actually received.

Section 9.09 Time Limit. The obligations of the PD Indemnifying Party and the Company Indemnifying Party under Section 9.01 and Section 9.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article IX which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

ARTICLE X. DISPUTE RESOLUTION

Section 10.01 Arbitration:

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the Arbitrator.

(c)	The laws of the State of Florida shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Florida applicable to a contract negotiated, signed, and wholly to be performed in the State of Florida, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Florida in accordance with and under the then-current provisions of the rules of the Arbitration Act of 1991, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.01 (c).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

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(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any Party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 10.02 Waiver of Jury Trial; Exemplary Damages:

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED, INCLUDING THE COMMITMENT LETTER, THE FEE LETTER, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.02 (a).

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI. DEFAULT

Section 11.01 Default by the Company. If the Company fails to perform any of its obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by the Company, then the Company shall be in default hereunder (such event, a “Company Default”). In the event of a Company Default, PD and Sellers shall be entitled to bring an action for specific performance of this Agreement or proceed against the Company for payment for any damages actually incurred by PD and Sellers as a result of such Company Default.

Section 11.02 Default by PD and Sellers. If PD and Sellers fail to perform any of its obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of PD Parties set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by PD Parties, then PD Parties shall be in default hereunder (such event, an “PD Parties Default”). In the event of an PD Parties Default, the Company shall be entitled to bring an action for specific performance of this Agreement or proceed against PD and Sellers for payment for any damages actually incurred by the Company as a result of such PD Parties Default.

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ARTICLE XII. MISCELLANEOUS

Section 12.01 Brokers. The Company and PD and Sellers agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Company and PD and Sellers each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the Indemnifying Party and such third person, whether express or implied from the actions of the Indemnifying Party.

Section 12.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Florida, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of USA with jurisdiction in Florida. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 12.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Novo Integrated Sciences, Inc:
Novo Integrated Sciences, Inc.
Attn: Chris David, President
11120 NE 2nd Street, Suite 100
Bellevue, WA 98004
Email: chris.david@novointegrated.com

For Buyer, with a copy, which shall not constitute notice, to:
Anthony L.G. PLLC
Attn: Laura Anthony, Esq.
625 N. Flagler Drive, Suite 600
West Palm Beach, Florida 33401
Email: lanthony@anthonypllc.com

If to PD:
Peter St. Lawrence
6090 Monterey Road, Unit 204
San Jose, CA 95138
Email:

and,	if to any of the PD Members, to the address as set forth below their signatures on the signature page hereof.

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(a)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(b)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 12.04 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

Section 12.05 Independent Legal Advice. Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

Section 12.06 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 12.07 Confidentiality. Each Party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 12.08 Public Announcements and Filings. Until the Closing Date, unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third Party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Parent is obligated to file a Form 8-K pursuant to the Exchange Act relating to this Agreement and the transactions contemplated herein (the “Form 8-K”). In addition, the Parties acknowledge and agree that information related to this Agreement and the transactions contemplated herein shall be provided to prospective investors in the Buyer, on a confidential basis.

Section 12.09 Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

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Section 12.10 Third Party Beneficiaries. This contract is strictly between the Buyer and PD and Sellers; and, except as specifically provided, no other Person and no director, officer, partner, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 12.11 Expenses. Except as otherwise specifically set forth herein, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 12.12 Survival; Termination. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 12.13 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by Parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 12.14 Sections and Headings. The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 12.15 Exhibits and Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement where its application is reasonably apparent on the face of the disclosure, even in the absence of an explicit cross reference. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company to any third Party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 12.16 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 12.17 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, PD and Sellers and the Buyer shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 12.18 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

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Section 12.19 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 12.20 Force Majeure. No Party shall be liable for any failure or delay in its performance under this Agreement due to causes or events beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, international trade embargoes, labor shortages or disputes, and governmental actions, which are beyond its reasonable control; provided that the delayed Party: (i) gives the other Party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed Party’s time for performance or cure under this Section 12.21 shall be extended for a period equal to the duration of the cause or sixty (days), whichever is less.

Section 12.21 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein may be consummated as originally contemplated to the greatest extent possible.

Section 12.22 Common Share Pro-Rata Adjustment. Any Parent Common Stock that may be issued or stock options that may be granted to PD and Sellers under the terms and conditions of this Agreement are subject to pro-rata adjustment based on the Parent’s Board of Directors approval of any forward or reverse stock split.

Section 12.23 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first-above written.

Novo Integrated Sciences, Inc.

By:	/s/ Robert Mattacchione
Name:	Robert Mattacchione
Title:	CEO

PRO-DIP, LLC

By:	/s/ Peter St. Lawrence
Name:	Peter St. Lawrence
Title:	CEO

Peter St. Lawrence, PRO-DIP, LLC Member with 50% Unit Ownership

By:	/s/ Peter St. Lawrence
Peter St. Lawrence, Managing Partner

George St. Lawrence, PRO-DIP, LLC Member with 50% Unit Ownership

By:	/s/ George St. Lawrence
George St. Lawrence, Partner

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EXHIBIT A

PRO-DIP, LLC Member Unit Ownership, Company Common Stock Allocation Ledger

and Adjusted Purchase Price Calculation

Member Name	% of PD Units Owned	NVOS Share Allocation
Peter St. Lawrence	50%	94,898
George St. Lawrence	50%	94,898
	Total Company Shares Issued (see below)	189,796

Adjusted Purchase Price Calculation

Purchase Price		$800,000.00
Assumed Debt Liability		$-71,656.58
Pre-Paid Expense Credit	$	+27,041.58
Adjusted Purchase Price:		$755,385.00

Company Common Stock Share Issuance Calculation

SEA Price/Share:	$3.98
Total Company Share Issuance:	189,796

Initials:	RM	Robert Mattacchione, Novo Integrated Sciences, CEO

	PSL	Peter St. Lawrence, PRO-Dip, LLC CEO

	PSL	Peter St. Lawrence, PRO-DIP, LLC 50% Unit Ownership

	GSL	George St. Lawrence, PRO-DIP, LLC 50% Unit Ownership